Steven M. Przesmicki
+1 858 550 6070
przes@cooley.com
June 11, 2021
Arena Pharmaceuticals, Inc.
136 Heber Avenue, Suite 204
Park City, Utah 84060

Re: Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

You have requested our opinion, as counsel to Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 to the Company’s registration statement on Form S-8 (File No. 333-239330) and Post‑Effective Amendment No. 2 to the Company’s registration statements on Form S-8 (File Nos. 333-232142, 333-225608, 333-218905, 333-217805, 333-214529, 333-212012, 333-189213, 333-182238 and 333-160329) (collectively, the “Amendment”), as originally filed with the Commission on June 19, 2020, June 14, 2019, June 14, 2018, June 22, 2017, May 9, 2017, November 9, 2016, June 14, 2016, June 10, 2013, June 20, 2012 and June 30, 2009, respectively (collectively, the “Prior Registration Statements”).

The Prior Registration Statements covered the offering of Shares of the Company’s Common Stock, $0.0001 par value (“Common Stock”), previously available for issuance under the Company’s Amended and Restated 2020 Long-Term Incentive Plan (the “2020 Plan”), the Company’s Amended and Restated 2017 Long-Term Incentive Plan (the “2017 Plan”), the Company’s 2013 Long-Term Incentive Plan, the Company’s 2012 Long-Term Incentive Plan and the Company’s 2009 Long-Term Incentive Plan (collectively, the “Prior Plans”). For purposes of this opinion, the “Shares” means up to 10,507,869 shares of Common Stock, consisting of (i) 1,098,545 shares of Common Stock that were previously available for grant under the 2020 Plan and that became available for grant under the Company’s 2021 Long-Term Incentive Plan (the “2021 Plan”) upon its effectiveness and (ii) 9,409,324 shares of Common Stock subject to outstanding stock awards granted under the Prior Plans that may become available for grant under the 2021 Plan as described in the Amendment.

In connection with this opinion, we have examined and relied upon the Prior Registration Statements, the Amendment and the related prospectus, the Company’s Certificate of Incorporation, and Bylaws, each as currently in effect, the Prior Plans, the 2021 Plan and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signature, the authenticity of all documents submitted to us as originals. the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2021 Plan, the Amendment and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment

Arena Pharmaceuticals, Inc. June 11, 2021 Page 2

arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Amendment.

Sincerely,

Cooley LLP

By: /s/ Steven M. Przesmicki
Steven M. Przesmicki